                                  EXHIBIT 21


                                 SUBSIDIARIES



THE FOLLOWING IS A LIST OF THE COMPANY'S SUBSIDIARIES:


                                               Percentage of Voting
                                                Securities Owned By
                                  Organized      Keane, Inc. as of
         Name                   Under Laws of    December 31, 1995
         ----                   -------------  --------------------
Dataskills, Inc.                Massachusetts           100%

Keane Federal Systems, Inc.       Delaware              100%

Keane Canada, Inc.                 Canada               100%

169963 Canada, Inc.                Canada               100%

Keane Securities Corporation    Massachusetts           100%

                                                                         PAGE 43